Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER 2018 RESULTS

DALLAS--(BUSINESS WIRE)—May 7, 2018-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the first quarter of 2018. For the first quarter of 2018, the Company generated a net loss of $50.2 million, or $0.13 per diluted share as compared to net loss of $28.8 million or $0.07 per diluted share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $23.2 million or $0.06 per diluted share for the first quarter of 2018.

“Kosmos is off to a good start in 2018 across all three areas of our business,” said Andrew G. Inglis, chairman and chief executive officer. “Strong and growing production from our high-margin assets in Ghana and Equatorial Guinea continues to generate significant free cash flow, underpinning our solid financial position. The Tortue gas development, which represents the next phase of major production growth for Kosmos, continues to move forward at pace with all FEED contracts now awarded and a clear path to FID around year end. In addition, we have a balanced exploration portfolio with multiple, visible opportunities in proven, emerging, and frontier basins, including two exploration wells offshore Suriname this year.”

First quarter 2018 oil revenues were $127.2 million versus $103.4 million in the same quarter of 2017, on sales of 1.9 million barrels of oil in 2018 as compared to 2.0 million barrels in 2017. Including the impact of the Company’s hedging program, hedged revenue was $55.56 per barrel of oil sold in the first quarter of 2018. At the end of the quarter, the Company was in a net underlift position of approximately 0.8 million barrels of oil.

Production expense for the first quarter was $47 million, or $24.18 per barrel, versus $20 million, or $10.06 per barrel, in the first quarter of 2017. Production expense per barrel increased in the first quarter of 2018 compared to the same quarter a year ago primarily related to TEN, which has a higher operating cost than Jubilee, and because Kosmos did not have a TEN lifting during the three months ended March 31, 2017. In addition, the operator accelerated workover activity into the first quarter of 2018, while there were no workovers performed in first quarter of 2017.

Exploration expenses totaled $21 million for the first quarter, and was primarily related to ongoing seismic and geologic and geophysical costs.

Depletion and depreciation expense for the quarter was $54 million, or $28.06 per barrel. This was an increase from $17.70 per barrel in the first quarter of 2017, and reflects the heavier weighting of TEN cargos to the total number of cargos in the current quarter.

General and administrative expenses were $22 million during the first quarter. This amount includes approximately $14 million in cash expense and $8 million in non-cash equity based compensation expense.

First quarter results included a mark-to-market loss of $38 million related to the Company’s oil derivative contracts. At March 31, 2018, the Company’s hedging position had a total commodity net liability value of $116 million. As of the quarter end and including recently executed hedges, Kosmos had approximately 19 million barrels of oil hedged covering 2018 and 2019.

Gain on equity method investments, net during the first quarter was approximately $19 million and represents Kosmos' 50 percent ownership of our equity method investment in Kosmos Trident International Petroleum Inc. (KTIPI), which holds our interests in Equatorial Guinea. Under the equity method of accounting, Kosmos only recognizes its share of the adjusted net income of KTIPI, including basis difference amortization, which is recorded in the Gain on equity method investments, net in the consolidated statement of operations. Year to date through the end of April, the assets have delivered $88 million of cash dividend distributions to Kosmos.

Total capital expenditures in the first quarter were $58 million.

Kosmos exited the first quarter of 2018 with approximately $1.3 billion of liquidity and $1,069 million of net debt. In early February 2018, Kosmos refinanced its reserve based lending facility (RBL), which has been increased to $1.5 billion, up from $1.3 billion.

Operational Update

Ghana

During the first quarter of 2018, gross sales volumes from Ghana averaged approximately 132,400 barrels of oil per day (bopd), including volumes from the Jubilee and TEN fields.

At Jubilee, gross production averaged approximately 63,800 barrels of oil per day. The Jubilee turret remediation work is progressing as planned with the stabilization shutdown being conducted in two phases, the first of which is complete and oil production is back online. The second phase is expected to commence during the second quarter of 2018, and it is anticipated that oil production will be offline for around two weeks as a consequence of this shutdown. It is anticipated that the gas system will be shut-in for slightly longer to complete non-turret related maintenance. We now expect the rotation of the vessel to take place around the end of 2018 with minimal impact to production in 2018.

Gross production from TEN in the first quarter averaged approximately 68,600 bopd.

With drilling now resumed, the focus in Ghana has turned to growing production across Jubilee and TEN. In March, the Maersk Venturer drillship arrived in Ghana and commenced operations. In 2018, the partnership plans to drill and complete four producers, including two each at Jubilee and TEN, and complete a water injector at Jubilee. The Ntomme-5 well at TEN is the first well scheduled to be placed on production, anticipated in early July. Drilling activity at TEN is expected to allow production to increase towards the FPSO capacity of 80,000 bopd. Kosmos and its partners are continuing to evaluate the addition of a second rig, which should allow drilling and completion operations to be accelerated.

Equatorial Guinea

Gross oil production from the Ceiba Field and Okume Complex averaged over 47,000 bopd during the first quarter of 2018, exceeding the full year 2018 forecast of 43,000 barrels per day. First quarter production resulted in four cargo liftings net to KTIPI, or two cargos net to Kosmos' 50 percent interest in KTIPI.

Suriname

In April 2018, Kosmos began drilling the Anapai-1 exploration well targeting an early Cretaceous structural-stratigraphic trap in Block 45, offshore Suriname. Well operations are currently ongoing at this time with results expected later this month.

Portfolio Additions

As part of the alliance with BP, in the first quarter Kosmos entered into petroleum contracts covering Blocks 10 and 13 offshore Sao Tome and Principe. Kosmos holds a 35 percent participating interest in the blocks and the operator, BP, holds a 50 percent participating interest. The national oil company, ANP-STP, has a 15 percent interest in the blocks.

Inter-Governmental Cooperation Agreement

In February 2018, the governments of Mauritania and Senegal signed an Inter-Governmental Cooperation Agreement (ICA) which enables the development of the cross-border Tortue natural gas field to continue moving forward. With this agreement in place and all Front End Engineering Design (FEED) contracts now awarded by the operator, Kosmos expects a final investment decision for the Greater Tortue project around the end of 2018 and are aiming for first gas in late 2021.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast with accompanying slides to discuss first quarter 2018 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event and slides can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a well-capitalized, pure play deepwater oil and gas company with growing production, a pipeline of development opportunities and a balanced exploration portfolio along the Atlantic Margins. Our assets include growing production offshore Ghana and Equatorial Guinea, a competitively positioned Tortue gas project in Mauritania and Senegal and a sustainable exploration program balanced between proven basins (Equatorial Guinea), emerging basins (Mauritania, Senegal and Suriname) and frontier basins (Cote d'Ivoire and Sao Tome and Principe). As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2016 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity‑based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Facility EBITDAX definition includes 50% of the EBITDAX adjustments of Kosmos-Trident International Petroleum Inc. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenues and other income:
Oil and gas revenue	$127,196	$103,432
Other income, net	(19)	48,534
Total revenues and other income	127,177	151,966

Costs and expenses:
Oil and gas production	46,768	19,886
Facilities insurance modifications, net	8,449	2,574
Exploration expenses	21,193	105,714
General and administrative	21,883	15,787
Depletion and depreciation	54,277	34,978
Interest and other financing costs, net	25,694	16,786
Derivatives, net	38,478	(37,857)
Gain on equity method investments, net	(18,696)	—
Other expenses, net	3,705	762
Total costs and expenses	201,751	158,630

Loss before income taxes	(74,574)	(6,664)
Income tax expense (benefit)	(24,348)	22,177
Net loss	$(50,226)	$(28,841)

Net loss per share:
Basic	$(0.13)	$(0.07)
Diluted	$(0.13)	$(0.07)

Weighted average number of shares used to compute net loss per share:
Basic	395,600	387,312
Diluted	395,600	387,312

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$198,841	$233,412
Receivables, net	100,174	160,961
Other current assets	149,860	139,229
Total current assets	448,875	533,602

Property and equipment, net	2,306,537	2,317,828
Other non-current assets	275,116	341,173
Total assets	$3,030,528	$3,192,603

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$138,233	$141,787
Accrued liabilities	136,260	219,412
Other current liabilities	84,015	67,531
Total current liabilities	358,508	428,730

Long-term liabilities:
Long-term debt, net	1,265,196	1,282,797
Deferred tax liabilities	451,574	476,548
Other non-current liabilities	111,846	107,416
Total long-term liabilities	1,828,616	1,866,761

Total shareholders’ equity	843,404	897,112
Total liabilities and shareholders’ equity	$3,030,528	$3,192,603

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Operating activities:
Net loss	$(50,226)	$(28,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Depletion, depreciation and amortization	56,717	37,529
Deferred income taxes	(24,697)	22,133
Unsuccessful well costs	43	88
Change in fair value of derivatives	38,966	(38,177)
Cash settlements on derivatives, net(1)	(20,397)	11,153
Equity-based compensation	8,017	9,830
Loss on extinguishment of debt	4,056	—
Distributions in excess of equity in earnings	5,234	—
Other	(478)	621
Changes in assets and liabilities:
Net changes in working capital	(34,251)	(44,718)
Net cash used in operating activities	(17,016)	(30,382)

Investing activities
Oil and gas assets	(34,712)	(31,810)
Other property	(1,757)	(271)
Return of investment from KTIPI	41,070	—
Proceeds on sale of assets	—	203,919
Net cash provided by investing activities	4,601	171,838

Financing activities:
Payments on long-term debt	—	(150,000)
Purchase of treasury stock	(11,874)	(1,115)
Deferred financing costs	(24,969)	—
Net cash used in financing activities	(36,843)	(151,115)

Net decrease in cash, cash equivalents and restricted cash	(49,258)	(9,659)
Cash, cash equivalents and restricted cash at beginning of period	304,986	273,195
Cash, cash equivalents and restricted cash at end of period	$255,728	$263,536

(1)	Cash settlements on commodity hedges were $(19.7) million and $11.4 million for the three months ended March 31, 2018 and 2017, respectively.

Kosmos Energy Ltd.
Equity Method Investment
(In thousands, unaudited)

Three months ended
March 31, 2018
Revenues and other income:
Oil and gas revenue	$246,354
Other income	287
Total revenues and other income	246,641

Costs and expenses:
Oil and gas production	51,700
Depletion and depreciation	54,070
Other expenses, net	(79)
Total costs and expenses	105,691

Income before income taxes	140,950
Income tax expense	49,632
Net income	$91,318

Kosmos' share of net income	$45,659
Basis difference amortization(1)	26,963
Equity in earnings - KTIPI	$18,696

(1)
The basis difference, which is associated with oil and gas properties and subject to amortization, has been allocated to the Ceiba Field and Okume Complex. We amortize the basis difference using the unit-of-production method.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended
	March 31,
	2018			2017
	Kosmos	Equatorial Guinea (Equity Method)(1)	Total	Kosmos
Net income (loss)	$(50,226)	$18,696	$(31,530)	$(28,841)
Exploration expenses	21,193	—	21,193	105,714
Facilities insurance modifications, net	8,449	—	8,449	2,574
Depletion and depreciation	54,277	53,997	108,274	34,978
Equity-based compensation	8,017	—	8,017	9,830
Derivatives, net	38,478	—	38,478	(37,857)
Cash settlements on commodity derivatives	(19,744)	—	(19,744)	11,420
Inventory impairment and other	19	—	19	(461)
Disputed charges and related costs	2,335	—	2,335	1,230
Gain on equity method investment - KTIPI	(18,696)	—	(18,696)	—
Interest and other financing costs, net	25,694	—	25,694	16,786
Income tax expense (benefit)	(24,348)	24,816	468	22,177
EBITDAX	$45,448	$97,509	$142,957	$137,550

	Twelve Months Ended
	March 31, 2018
	Kosmos	Equatorial Guinea (Equity Method)(2)	Total
Net income (loss)	$(244,177)	$23,930	$(220,247)
Exploration expenses	131,529	—	131,529
Facilities insurance modifications, net	5,055	—	5,055
Depletion and depreciation	274,502	65,178	339,680
Equity-based compensation	38,100	—	38,100
Derivatives, net	136,303	—	136,303
Cash settlements on commodity derivatives	7,573	—	7,573
Inventory impairment and other	883	—	883
Disputed charges and related costs	6,067	—	6,067
Loss on equity method investment - KBSL	11,486	—	11,486
Gain on equity method investment - KTIPI	(23,930)	—	(23,930)
Interest and other financing costs, net	86,503	—	86,503
Income tax expense (benefit)	(1,588)	28,110	26,522
EBITDAX	$428,306	$117,218	$545,524

(1)
For the three months ended March 31, 2018, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment, as we account for such investment under the equity method.

(2)
For the twelve months ended March 31, 2018, we have presented separately our 50% share of the results from operations and amortization of our basis difference for the Equatorial Guinea investment from the date of acquisition, November 28, 2107 through March 31, 2018, as we account for such investment under the equity method.

Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net loss	$(50,226)	$(28,841)

Derivatives, net	38,478	(37,857)
Cash settlements on commodity derivatives	(19,744)	11,420
Facilities insurance modifications, net	8,449	2,574
Inventory impairment and other	19	(461)
Disputed charges and related costs	2,335	1,230
Loss on extinguishment of debt	4,056	—
Total selected items before tax	33,593	(23,094)

Income tax expense on adjustments(1)	(6,564)	9,253
Adjusted net loss	$(23,197)	$(42,682)

Net loss per diluted share	$(0.13)	$(0.07)

Derivatives, net	0.10	(0.10)
Cash settlements on commodity derivatives	(0.05)	0.03
Facilities insurance modifications, net	0.02	0.01
Inventory impairment and other	—	—
Disputed charges and related costs	—	—
Loss on extinguishment of debt	0.01	—
Total selected items before tax	0.08	(0.06)

Income tax expense on adjustments(1)	(0.01)	0.02
Adjusted net loss per diluted share	$(0.06)	$(0.11)

Weighted average number of diluted shares	395,600	387,312

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Operational Summary(1)
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2018	2017
Net Oil Volume Sold (MMBbls)
Jubilee	0.997	1.976
TEN	0.937	—
Ceiba / Okume	1.880	N/A
Total	3.814	1.976

Oil revenue
Ghana	$127,196	$103,432
Ceiba / Okume	123,177	N/A
Total	250,373	103,432
Cash settlements on commodity derivatives	(19,744)	11,420
Realized oil revenue	$230,629	$114,852

Oil production costs
Ghana	$46,768	$19,886
Ceiba / Okume	25,850	N/A
Total	$72,618	$19,886

Per Barrel:

Oil revenue
Ghana	$65.77	$52.34
Ceiba / Okume	65.52	N/A
Total	65.65	52.34
Cash settlements on commodity derivatives(2)	(10.21)	5.78
Realized oil revenue(3)	60.47	58.12

Oil production costs
Ghana	$24.18	$10.06
Ceiba / Okume	13.75	N/A
Total	19.04	10.06

(1)
For the three months March 31, 2018, we have presented separately our 50% share of the results from operations for the Equatorial Guinea investment, as we account for such investment under the equity method.

(2)	Cash settlements on commodity derivatives are only related to Ghana and are calculated on a per barrel basis using only Ghana Net Oil Volumes Sold.

(3)
Realized oil revenue includes revenue from Ghana, Ceiba / Okume, and Cash settlements on commodity derivatives, and on a per barrel basis is calculated using the total Net Oil Volume Sold from both Ghana and Ceiba / Okume

Ghana was underlifted by approximately 805 thousand barrels as of March 31, 2018.

Hedging Summary
As of March 31, 2018(1)
(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2018 :
Three-way collars	2.193	$56.57	$41.57	$65.90	$—
Four-way collars	2.252	$50.00	$40.00	$61.33	$70.00
Swaps	0.500	$57.25	$—	$—	$—
Swaps with puts	3.500	$56.40	$42.86	$—	$—

2019 :
Three-way collars	10.500	$53.33	$43.81	$65.96	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of March 31, 2018 and hedges added since year-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 1.5 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, 1.0 MMBbls of purchased (long) calls with a strike price of $70.00/Bbl in the second half of 2018 and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

2018 Guidance

	FY		FY
	2018		2018

Kosmos		Equatorial Guinea - Equity Method Investment(1)
Cargos
Jubilee	7	Gross Production (Bopd)	43,000
TEN	4
Ghana	11	Cargos(2)	10

Avg. Cargo Size (MBbls)	~975	Avg. Cargo Size (MBbls)	~1,000

Opex ($/bbl)	$14.00 - $17.00	Opex ($/bbl)	$13.00 - $15.00

DD&A ($/bbl)	$24.00 - $26.00	DD&A ($/bbl)	$24.00 - $26.00

G&A ($MM)	$100	Taxes ($/bbl)	$11.00 - $13.00
% Cash	65%	% Cash	60%

Exploration Expense	Average of $30mm per quarter	Capex ($MM)	$5
(Non Dry Hole)

Taxes ($/bbl)	$3.00 - $4.00
% Current	100%

Capex ($MM)	$300
Ghana	$110
Exploration
Suriname Drilling	$50
Seismic	$80
New Ventures	$50
Corporate	$10

(1)
Represents 100% interest in our equity method investment Kosmos Trident International Petroleum Inc. ("KTIPI"). Kosmos owns a 50% interest in KTIPI which holds an 85% participating interest in the Ceiba Field and Okume Complex through its wholly-owned subsidiary, Kosmos-Trident Equatorial Guinea Inc. ("KTEGI"), representing a 40.375% net indirect interest to Kosmos.

(2)	Entitlement share of production net to KTIPI in which Kosmos holds a 50% interest.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Rhys Williams
+1-214-445-9693
rwilliams@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com